UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 16, 2023

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2023, Crexendo, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with Nectar Equities, LLC (the “Buyer”) for the sale of the Company’s office building located at 1615 S 52nd St Tempe, AZ 85281 , which was previously reported as an asset in the Company’s property, plant, and equipment in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The purchase price for the building is Four Million Fifty Thousand Dollars (US) ($4,050,000.00), subject to certain adjustments as specified in the Agreement. The transaction is expected to close in the next 120 days, subject to the satisfaction of customary closing conditions. The property is subject to a mortgage loan with Bank of America, N.A. and has an approximate balance amount owed of $1,767,490.88, which will be paid in full on closing.

The Company has been granted the right to lease back the premises for a period of at least twelve months and up to 18 months after closing.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations, warranties, and covenants the assertions embodied in those representations, were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations and warranties in the Agreement should not be relied upon as characterizations of the actual state of facts about the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase and Sale Agreement dated May 16, 2023, by and between Crexendo, Inc. and Nectar Equities, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2023

Crexendo, Inc.

/s/ Ronald Vincent
By:	Ronald Vincent
Chief Financial Officer

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